UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. 1)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 ELOQUENT, INC.
               ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                   029014-01-0
               ---------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 13 pages

CUSIP No. 029014-01-0               13G                           Page  2 of 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ONSET Enterprise Associates II, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       1,668,103
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             1,668,103
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,668,103
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.56%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 13 pages

CUSIP No. 029014-01-0               13G                           Page 3 of 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    OEA II Management, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       1,668,103
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             1,668,103
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,668,103
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.56%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 3 of 13 pages

CUSIP No. 029014-01-0                 13G                          Page 4 of 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ONSET Enterprise Associates III, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       429,404
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             429,404
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    429,404
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.20%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 4 of 13 pages

CUSIP No. 029014-01-0               13G                           Page 5  of 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    OEA III Management, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       429,404
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             429,404
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    429,404
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.20%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 5 of 13 pages

CUSIP No.  029014-01-0              13G                           Page  6 of 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ONSET Venture Services Corporation
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       25,000
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             25,000
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    25,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.13%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 6 of 13 pages

CUSIP No. 029014-01-0              13G                            Page 7  of 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert F. Kuhling, Jr.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       76,990
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,122,507
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             76,990
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,122,507
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,199,497
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.28%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 7 of 13 pages

CUSIP No. 029014-01-0               13G                           Page  8 of 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Darlene K. Mann
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       14,021
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          429,404
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             14,021
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       429,404
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    443,425
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.27%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 8 of 13 pages

CUSIP No. 029014-01-0                 13G                         Page 9  of 13
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Terry L. Opdendyk
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       76,990
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,122,507
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             76,990
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,122,507
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,199,497
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.28%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 9 of 13 pages

Item 1.

(a)      Name of Issuer:  Eloquent, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  2000 Alameda de las Pulgas, Suite 100
                  San Mateo, California  94403

Item 2.

(a)      Name of Person Filing:

         ONSET Enterprise Associates II, L.P. ("OEAII")
         OEA II Management, L.P. ("OEAIIM")
         ONSET Enterprise Associates III, L.P. ("OEAIII")
         OEA III Management, L.L.C. ("OEAIIIM")
         ONSET Venture Services Corporation ("OVSC")
         Robert F. Kuhling, Jr. ("RFK")
         Darlene K. Mann ("DKM")
         Terry L. Opdendyk ("TLO")

(b)      Address of Principal Business Office:

         2400 Sand Hill Road, Suite 150
         Menlo Park, California  94025

 (c)     Citizenship/Place of Organization:


         Entities:                  OEAII            -        Delaware
                                    OEAIIM           -        Delaware
                                    OEAIII           -        Delaware
                                    OEAIIIM          -        Delaware
                                    OVSC             -        California

         Individuals:               RFK              -        United States
                                    DKM              -        United States
                                    TLO              -        United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number: .  029014-01-0

Item 3.  Not applicable.

                               Page 10 of 13 pages

Item 4.       Ownership

------- ------------- ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
                         OEAII       OEAIIM       OEAIII       OEAIIIM       OVSC          RFK           DKM          TLO
------- ------------- ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
(a)     Beneficial     1,668,103    1,668,103     429,404      429,404      25,000      2,199,497      443,425     2,199,497
        Ownership
------- ------------- ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
(b)     Percentage       8.56%        8.56%        2.20%        2.20%        0.13%        11.28%        2.27%       11.28%
        of Class
------- ------------- ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
(c)     Sole Voting    1,668,103    1,668,103     429,404      429,404      25,000        76,990       14,021       76,990
        Power
------- ------------- ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
        Shared            -0-          -0-          -0-          -0-          -0-       2,122,507      429,404     2,122,507
        Voting Power
------- ------------- ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
        Sole           1,668,103    1,668,103     429,404      429,404      25,000        76,990       14,021       76,990
        Dispositive
        Power
------- ------------- ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
        Shared            -0-          -0-          -0-          -0-          -0-       2,122,507      429,404     2,122,507
        Dispositive
        Power
------- ------------- ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------


Item 5.       Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.       Identification and Classification of Members of the Group

No  reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.       Notice of Dissolution of Group

Not applicable.

Item 10.      Certification

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course

                               Page 11 of 13 pages
of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date:    January 28, 2002

ONSET ENTERPRISE ASSOCIATES II, L.P.       ONSET ENTERPRISE ASSOCIATES III, L.P.
By:      OEA II Management, L.P.       By: OEA III Management, L.L.C.
         Its general partner               Its general partner

By:      /s/Terry L. Opendyk               By:      /s/Terry L. Opendyk
   ---------------------------------          ----------------------------------
         General Partner                              Managing Director


OEA II MANAGEMENT, L.P.                    OEA III MANAGEMENT, L.L.C.

By:      /s/Terry L. Opendyk               By:      /s/Terry L. Opendyk
   ---------------------------------          ----------------------------------
         General Partner                              Managing Director

ONSET VENTURE SERVICES CORPORATION



By:      /s/Robert F. Kuhling, Jr.
   ---------------------------------
         President



         /s/Robert F. Kuhling, Jr.
------------------------------------
         Robert F. Kuhling, Jr.


         /s/Darlene K. Mann
------------------------------------
         Darlene K. Mann


         /s/Terry L. Opendyk
------------------------------------
         Terry L. Opdendyk


EXHIBITS


A:  Joint Filing Statement

                               Page 12 of 13 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

January 28, 2002

ONSET ENTERPRISE ASSOCIATES II, L.P.       ONSET ENTERPRISE ASSOCIATES III, L.P.
By:      OEA II Management, L.P.      By:  OEA III Management, L.L.C.
         Its general partner               Its general partner

By:      /s/Terry L. Opendyk               By:      /s/Terry L. Opendyk
   ----------------------------------         ----------------------------------
         General Partner                            Managing Director


OEA II MANAGEMENT, L.P.                    OEA III MANAGEMENT, L.L.C.

By:      /s/Terry L. Opendyk               By:      /s/Terry L. Opendyk
   ----------------------------------         ----------------------------------
         General Partner                            Managing Director


ONSET VENTURE SERVICES CORPORATION



By:      /s/Robert F. Kuhling, Jr.
   ----------------------------------
         President


         /s/Robert F. Kuhling, Jr.
-------------------------------------
         Robert F. Kuhling, Jr.


         /s/Darlene K. Mann
-------------------------------------
         Darlene K. Mann


         /s/Terry L. Opendyk
-------------------------------------
         Terry L. Opdendyk




                               Page 13 of 13 pages